Exhibit 16

                           SCUDDER TAX FREE MONEY FUND

                                         For 12/31/88
                                         ------------

Net income available for distribution  =   $116,601

Shares outstanding                     =   355,944,615

   $116,601      =  .000163797  (dividend per share)
-------------
 355,944,615

date                  dividend per share
----                  ------------------

12/31                 .000327594
12/30
12/29                 .000164237
12/28                 .000165260
12/27                 .000157926
12/26                 .000310252
12/25
                      ----------
                      .001125269

(.001125269 / 7) 36,500 = 5.87  =  7 - DAY CURRENT YIELD